EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective August 1, 2008 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Allen Nissenson (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as Chief Medical Officer. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Chief Medical Officer as determined by Chief Executive Officer and/or the Board of Directors or any additional or different duties or jobs as the Company deems appropriate. Employee shall work out of Employer’s corporate head quarters. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. Employee agrees that he shall not serve on the board of directors of any not-for-profit or for-profit company, provide any consulting services to another company, or be paid for any speaking engagement without the express written approval of the Chief Executive Officer or the Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $650,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $350,000, payable in a manner consistent with

Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion. The Bonus that is paid in 2009 for work performed in 2008 shall be pro-rated based on Employee’s time in his position, and Employer shall pay Employee a minimum Bonus of 50% of his pro-rated Bonus potential.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer.

2.5 Stock Appreciation Rights. Employer shall issue a grant to Employee of stock-settled Stock Appreciation Rights (“SSARS”) on a base number of 35,000 shares of DaVita common stock, upon approval. This grant shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the Effective Date, the date on which Employee has begun his employment with Employer and has begun to perform the services set forth within this Agreement, or on the date that appropriate approval has been obtained, whichever is later. The terms of the SSARS grant will be reflected in a separate agreement to be signed by Employer and Employee.

2.6 Management Share Ownership Policy. Employee shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards.

2.7 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law. Employer also agrees to cover Employee under its professional liability policy, which would, among other things, provide insure coverage to the Company and Employee for any claims of malpractice arising from or related to Employee’s performance of his duties under this Agreement.

2.8 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder. Such business-related expenses may include, but are not limited to, professional license fees, professional organization fees, and educational materials, so long as such expenses are reasonable. Employee may travel by first class whenever he travels for business.

2.9 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment without advanced notice for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, or if Employee resigns for Good Reason (as defined below), and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall be entitled to the benefits set forth in the DaVita Inc. Severance Plan (the “Severance Plan”), pursuant to the terms and conditions of that plan as they exist at the time of the termination of Employee’s employment; provided, however, that the minimum severance Employee shall receive is salary continuation for a period of twelve months, subject to the terms and conditions of the Severance Plan. In addition, if Employee elects to receive COBRA benefits, Employer shall share the costs of the COBRA insurance premiums by paying the same percentage of the cost of insurance coverage as it did before the termination of Employee’s employment for the first twelve months of COBRA insurance coverage or until Employee is eligible for health insurance under his new employer’s benefit plan, whichever occurs first. For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least thirty (30) days’ advance written notice. If Employee resigns from Employer for any reason other than Good Reason, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Good Reason” shall mean the occurrence of the following events without Employee’s express written consent: (i) Employer materially diminishes the scope of Employee’s duties and responsibilities; (ii) Employer takes away Employee’s title of Chief Medical Officer, removes the associated Chief Medical Officer responsibilities, and does not provide Employee with an equivalent or greater title and equivalent or greater responsibilities; (iii) Employer reduces Employee’s base salary, bonus arrangement, or other material benefits (unless the change is taken generally with respect to all similarly-situated peer executives and does not single out Employee); or (iv) the principal office to which Employee is required to report is changed by more than twenty (20) miles (this provision is not applicable if Employer arranges for new office space for Employee that is within 20 miles of his previous office space).

(c) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program. Before the Employer may discharge Employee for an act of unlawful discrimination, including sexual harassment, or a violation of the duty of loyalty or of any fiduciary duty, Employee shall have a right to contest his termination to one member of the Board of Directors, who shall have the discretion to take Employee’s concerns to the entire Board of Directors.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of

Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

3.9 Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.

Section 4: Non-Solicitation, Non-Competition and Confidentiality. Employee, contemporaneously herewith, shall enter into a Non-Solicitation, Non-Competition and Confidentiality Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Compliance with Laws

5.1 Compliance with Fraud and Abuse Laws. It is understood that neither Employer nor Employee intends to violate the federal Medicare and Medicaid Anti-Kickback Statute and/or the federal Physician Self-Referral Statute, or any other law, rule, or regulation applicable to this Agreement, as such laws, rules, or regulations are amended from time to time. Accordingly, nothing in this Agreement shall be interpreted to require any referral of patients by Employee, or any entity related to Employee to Employer, or any entity related to Employer. Furthermore Employer has no intent to influence the judgment of Employee regarding where Employee, or any entity related to Employee refers patients for any services. In the event any law is adopted or amended, any rule or regulation is promulgated or amended, any administrative ruling, interpretation, or pronouncement is made, or any judicial interpretation is issued which either party reasonably believes creates an unreasonable risk that this Agreement violates any applicable state or federal law, regulation, ruling, or order such party may request amendments or modifications to this Agreement which such party reasonably believes are necessary to avoid such violation, and, if this Agreement is not modified or amended in a mutually agreeable manner within thirty (30) days after such amendments or modifications are first proposed, either party may immediately terminate this Agreement.

5.2 Health Insurance Portability and Accountability Act. Employee shall comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320 through d-8 (“HIPAA”), the requirements of any regulations promulgated thereunder, including, without limitation, the federal privacy regulations and the federal security standards as contained in 45 C.F.R. Part 164 (collectively, the “Regulations”), and Employer’s policies and procedures in connection with HIPAA. Employee shall not use or further disclose any protected health information as defined by the Regulations other than as permitted by this Agreement and the requirements of HIPAA or the Regulations. Employee shall promptly report to Employer any use or disclosure, of which Employee becomes aware, of protected health information in violation of HIPAA, the Regulations, or Employer’s policies and procedures. The provisions set forth herein shall survive expiration or other termination of this Agreement, regardless of the cause of such termination.

Section 6. Miscellaneous.

6.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

6.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

6.3. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6.4 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

6.5 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

6.6 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

6.7 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

6.8 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

6.9 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		ALLEN NISSENSON

By	/s/ DENNIS KOGOD	By	/s/ ALLEN NISSENSON
Dennis Kogod
President - West

Approved by DaVita Inc. as to Form:

/s/ STEVEN M. COOPER
Steven M. Cooper
Assistant General Counsel - Labor